UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 10, 2013
(Date of earliest event reported: September 10, 2013)

UNITED HEALTH PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	814-00717	84-1517723
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Morse & Morse, PLLC
1400 Old Country Road, Suite 302
Westbury, NY 11590
 (Address of principal executive offices, zip code)

(516) 487-1452
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01. Other Events

On or about December 11, 2012, Jan E. Chason entered into a resignation agreement with United Health Products pursuant to which he retained 1,000,000 shares of Common Stock of the Company owned by him and he received an additional 500,000 shares in exchange for services previously rendered. He also entered into a 9-month lockup agreement until September 11, 2013, where he agreed not to sell, transfer pledge or assign the 1,500,000 shares of the Company. Mr. Chason also received a $50,000 promissory note which will become due and payable on December 11, 2013, payable without interest. While the board of directors of the Company approved his resignation agreement in December 2012, this agreement was entered into prior to Mr. Chason turning over the books and records of the Company. It also occurred prior to the Company’s present board of directors understanding the relationship of Jan Chason and Christopher Messalas, the owner of LeadDog Capital Markets and managing member of LeadDog Capital LP, our secured lender. Since the resignation of Jan Chason from the Company in December 2012, he has become the chief liquidator of LeadDog Capital LP, our secured lender. The Company intends to contest the validity of all securities owned and issued to Mr. Chason and all securities issued by Mr. Chason while he was Chief Financial Officer of the Company in exchange for services rendered. The Company also intends to contest the validity of all promissory notes issued to LeadDog Capital LP., and it may also contest the validity of shares of common stock issued to board members. In July 2013, in order to create a clear delineation between the other stock grants to officers, directors, and third parties, and his own, Dr. Forman voluntarily surrendered all of his securities of the Company back to treasury.

This Form 8K is being filed to report the events covered by the preceding paragraph and to put the market on notice that all restricted securities of the company should not be sold, transferred, assigned, pledged or otherwise transferred without first obtaining a legal opinion of company counsel, Morse & Morse, PLLC. (Phone no. 516-487-1446; email: morgold@aol.com)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED HEALTH PRODUCTS, INC.

Dated: September 10, 2013	By:	/s/ Dr. Phillip Forman
Dr. Phillip Forman
Chief Executive Officer